Exhibit (l)

Skadden, Arps, Slate, Meagher & Flom llp

155 NORTH WACKER DRIVE

Chicago, Illinois 60606-1720 TEL: (312) 407-0700 FAX: (312) 407-0411 www.skadden.com	FIRM/AFFILIATE OFFICES BOSTON HOUSTON LOS ANGELES NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH
May 20, 2022	PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE TOKYO TORONTO

BlackRock Private Credit Fund
40 East 52nd Street
New York, New York 10022

RE:	BlackRock Private Credit Fund

Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Private Credit Fund, a statutory trust (the “Fund”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the registration statement on Form N-2 (File No. 333-262035) filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) on January 6, 2022, as proposed to be amended by Pre-Effective Amendment No. 2 thereto on the date hereof (such registration statement, as proposed to be amended, being herein referred to as the “Registration Statement”). The Registration Statement relates to the issuance and sale by the Fund from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Securities Act Rules and Regulations”), of an indeterminate number of (i) Class S common shares of beneficial interest, par value $0.001 per share of the Fund, (ii) Class D common shares of beneficial interest, par value $0.001 per share, of the Fund, and (iii) Institutional Class common shares of beneficial interest, par value $0.001 per share, of the Fund (collectively, the “Shares”), having a maximum aggregate offering price not to exceed $2,500,000,000.

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of Item 25.2 of Part C of Form N-2 under the Securities Act, and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)           the Fund’s notification of election on Form N-54A pursuant to Section 54(a) of the 1940 Act filed with the Commission on May 2, 2022 (File No. 814-01485);

(b)           the Registration Statement;

BlackRock Private Credit Fund

May 20, 2022

(c)           an executed copy of a certificate of Laurence D. Paredes, General Counsel and Secretary of the Fund, dated the date hereof (the “Secretary’s Certificate”);

(d)           a copy of the Fund’s Certificate of Trust, dated December 22, 2021 (the “Certificate of Trust”), certified by the Secretary of State of the State of Delaware as of May 20, 2022, and certified pursuant to the Secretary’s Certificate;

(e)           a copy of the Fund’s Second Amended and Restated Agreement and Declaration of Trust, by the trustees of the Fund, dated May 18, 2022 (the “Declaration of Trust”), certified pursuant to the Secretary’s Certificate;

(f)            a copy of the Fund’s By-Laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(g)           a copy of certain resolutions of the Board of Trustees of the Fund, adopted on March 16, 2022, March 28, 2022, April 27, 2022 and May 18, 2022, certified pursuant to the Secretary’s Certificate;

(h)           a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Fund’s existence and good standing in the State of Delaware; and

(i)            the form of Distribution Agreement proposed to be entered into by the Fund and BlackRock Investments, LLC (the “Distribution Agreement”), filed as an exhibit to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials, including those in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA (the “Opined on Law”).

The opinions stated below presume that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Shares referred to therein: (i) the Registration Statement, as finally amended (including all necessary pre-effective and post-effective amendments), has become effective under the Securities Act and; (ii) the Distribution Agreement shall have been executed and delivered by the Fund and the other parties thereto.

BlackRock Private Credit Fund

May 20, 2022

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (a) the general conditions shall have been satisfied and (b) the Shares are registered in the Fund’s share registry and delivered upon payment of the agreed-upon consideration therefor, the Shares, when issued and sold or otherwise distributed in accordance with the provisions of the Distribution Agreement, will be duly authorized by all requisite statutory trust action on the part of the Fund under the DSTA and validly issued and fully paid and, under the DSTA, the holders of the Shares will have no obligation to make further payments for the purchase of such Shares or contributions to the Fund solely by reason of their ownership of such Shares, except for their obligation to repay any funds wrongfully distributed to them.

In addition, in rendering the foregoing opinions we have assumed that: (a) the Organizational Documents are the only governing instruments, as defined under the DSTA, of the Fund; (b) the Fund has, and since the time of its formation has had, at least one validly admitted and existing trustee of the Fund satisfying the requirements of the DSTA; (c) no procedures have been instituted for and no other event has occurred, including, without limitation, any action taken by the Fund or its Board of Trustees or shareholders, as applicable, that would result in the liquidation, dissolution or winding-up of the Fund; and (d) no grounds exist for the revocation or forfeiture of the Fund’s Certificate of Trust.

BlackRock Private Credit Fund

May 20, 2022

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

KTH